UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 6, 2006

Date of Report

(Date of earliest event reported)

INFOSPACE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 108th Avenue N.E., Suite 1200

Bellevue, Washington 98004

(Address of principal executive offices)

425-201-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 7, 2006, InfoSpace, Inc. and Allen M. Hsieh, the Company’s current chief accounting officer, entered into an agreement as set forth in that certain letter from InfoSpace to Mr. Hsieh dated April 7, 2006. Pursuant to the agreement, Mr. Hsieh will assume the role of interim chief financial officer of the Company effective upon the resignation of David Rostov, the Company’s current chief financial officer, from the Company. Mr. Hsieh will continue to also serve as the Company’s chief accounting officer.

Pursuant to the agreement, in the event Mr. Hsieh is not named CFO as a result of the recruiting and selection process, Mr. Hsieh agrees to remain with InfoSpace for a transition period of at least six months from the effective date of the appointment of a new CFO, which term may be extended or shortened by mutual agreement. Upon successful completion of the transition, Mr. Hsieh will be eligible for an enhanced severance package equivalent to one year of his then-current annual base salary (Mr. Hsieh’s current annual base salary is $200,000) and target bonus. Mr. Hsieh will have 90 days after the start date of the new CFO to invoke such severance terms, otherwise the enhanced severance package expires. If Mr. Hsieh decides to remain with the Company, he will be eligible for a subjective performance bonus based on the amount of time in the interim role and his performance during such period.

Item 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On January 25, 2006, InfoSpace, Inc. filed a current report on Form 8-K to report, among other matters, that David Rostov, its chief financial officer, planned to resign from the Company during the first half of 2006. This current report on Form 8-K is being filed to report, among other matters, April 7, 2006 as the effective date of Mr. Rostov’s resignation (such effective date was unknown at the time of the filing of the January 25, 2005 report). Allen M. Hsieh, the Company’s chief accounting officer, will serve as interim CFO effective upon such resignation as described above in Item 1.01 of this report.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) EXHIBITS.

10.29	Letter from InfoSpace, Inc. to Allen M. Hsieh, dated April 7, 2006.

99.1	Press release, dated April 7, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2006

INFOSPACE, INC.

By:	/s/ Edmund O. Belsheim, Jr.
Edmund O. Belsheim, Jr. Chief Administrative Officer

EXHIBIT INDEX

Exhibit No	Description

10.29	Letter from InfoSpace, Inc. to Allen M. Hsieh, dated April 7, 2006.

99.1	Press Release, dated April 7, 2006.